Exhibit 10.42

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT (the “Amendment”) amends the Employment Agreement (the “Agreement”) entered into as of January 31, 2005, by and between Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices at 25 Manchester St., Merrimack, New Hampshire and William D. Patterson (“Employee”), of Ho-Ho-Kus, New Jersey.

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the Corporation and Employee hereby amend the Agreement as follows:

1.

Article VII of the Agreement is amended by adding the following new provisions at the end of the indicated Sections, to read as follows:

7.1

Termination by the Executive.

Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time his employment terminates pursuant to this Section 7.1, and the lump sum payment to which he is entitled under this Section 7.1 is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Executive pursuant to this Section 7.1 on the first business day of the seventh month commencing after the month during which his employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(i)

The Executive shall be entitled to receive the benefit provided in this Section 7.1, regardless of his status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Corporation for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated; and

(ii)

Any portion of the lump sum benefit payable under this Section 7.1 that is in excess of the amount described in subsection (i) shall be paid to the Executive on the first business day of the seventh month commencing after the month during which his employment terminates.

7.2

Termination by the Corporation.

Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time his employment terminates pursuant to this Section 7.2, and the lump sum payment to which he is entitled under this Section 7.2 is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Executive pursuant to this Section 7.2 on the first business day of the seventh month commencing after the month during which his employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(i)

The Executive shall be entitled to receive the benefit provided in this Section 7.2, regardless of his status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Corporation for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated; and

(ii)

Any portion of the lump sum benefit payable under this Section 7.2 that is in excess of the amount described in subsection (i) shall be paid to the Executive on the first business day of the seventh month commencing after the month during which his employment terminates.

2.

Article XIII of the Agreement is further amended by adding new Section 13.7, to read as follows:

13.7

 Interpretation Under Section 409A; Failure to Comply with Section 409A.  It is the intent of the parties that the provisions of this Agreement and all amounts payable to the Executive hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent.  Notwithstanding the foregoing, the Executive acknowledges and agrees that the Executive shall be solely responsible for all taxes, interest, costs or other liability associated with any failure to satisfy the applicable requirements of Section 409A of the Code with respect to this Agreement, and the Executive expressly waives and releases all claims and rights against the Corporation and its affiliates, successors and assigns, and each and all of their respective shareholders, directors, employees and other service providers, arising out of or relating to any such liability.

3.

Ratification.  The Agreement, as amended hereby, is ratified and confirmed in all other respects and shall remain in full force and effect.

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT is executed as of the 8th Day of November, 2007 by:

WITNESS	CORPORATION:
Pennichuck Corporation

/s/ D. C. Arch	By:	/s/ Duane C. Montopoli
Print Name:		Duane C. Montopoli
D. C. Arch		Its President and Chief Executive Officer

WITNESS	EMPLOYEE:
/s/ Bonalyn J. Hartley	/s/ William D. Patterson
Print Name:	Print Name:
Bonalyn J. Hartley	William D. Patterson

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